SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14 (c)
of the Securities Exchange Act of 1934 (Amendment No.)
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[ ]	Definitive Information Statement
ASTRATA GROUP INCORPORATED
(Name of Registrant As Specified In Charter)
_________________________________

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ASTRATA GROUP INCORPORATED
950 South Coast Drive, Suite 265
Costa Mesa, California 92626--1776

January __, 2007

Dear Stockholder:

The accompanying Information Statement is being furnished to the holders of shares of the common stock of Astrata Group Incorporated (the "Company"), a Nevada corporation. The Board of Directors (the "Board") is not soliciting your proxy and you are requested not to send us a proxy. The purpose of this Information Statement is to notify you of actions already approved by written consent of a majority of the voting stockholders and directors. Pursuant to Rule 14c-2 of the Securities Exchange Act of 1934, the following actions will not be effective until twenty (20) days after the date the Information Statement is mailed to the stockholders:

1.
To authorize the Company's Board of Directors to amend our Articles of Incorporation to increase the maximum number of shares of stock that the Company shall be authorized to have outstanding at any time to one hundred million (100,000,000) shares of common stock at par value of $.0001 with no preemptive rights. These additional shares will have the same rights, privileges, preferences and restrictions as the Company’s shares of common stock which are currently authorized.

The enclosed Information Statement is being mailed on or about January 29, 2007 to stockholders of record as of the close of business on January 11, 2007. You are urged to read the enclosed Information Statement in its entirety.

For the Board of Directors of
ASTRATA GROUP INCORPORATED

By: /s/ Anthony Harrison
ANTHONY HARRISON

Chairman

THIS INFORMATION STATEMENT IS BEING PROVIDED TO
YOU BY THE BOARD OF DIRECTORS OF THE COMPANY

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY
INFORMATION STATEMENT
ASTRATA GROUP INCORPORATED
950 South Coast Drive, Suite 265
Costa Mesa, California 92626--1776
(714) 641-1512

(Preliminary)
January __, 2007

GENERAL INFORMATION

This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to the holders (the "Stockholders") of the common stock, par value $.0001 per share (the "Common Stock"), of Astrata Group Incorporated, a Nevada Corporation (the "Company"), to notify such Stockholders of the following:

(1)
On or about January 11, 2007, the Company received written consents in lieu of a meeting of Stockholders from holders of 9,034,247 shares representing approximately 52% of the 17,323,010 shares of the total issued and outstanding shares of voting stock of the Company (the "Majority Stockholders") approving an amendment to the Articles of Incorporation of the Company (the "Amendment"), to increase the maximum number of shares of stock that the Company shall be authorized to have outstanding at any time to one hundred million (100,000,000) shares of common stock at par value of $.0001 with no preemptive rights. These additional shares will have the same rights, privileges, preferences and restrictions as the Company’s shares of common stock which are currently authorized.

On January 11, 2007, pursuant to Nevada Revised Statutes (“NRS”) 78.315, the Board of Directors of the Company approved the above-mentioned actions, subject to Stockholder approval. According to NRS 78.390, a majority of the outstanding shares of voting capital stock entitled to vote on the matter is required in order to amend the Company’s Articles of Incorporation. The Majority Stockholders approved the action by written consent in lieu of a meeting on January 11, 2007, in accordance with the NRS. Accordingly, your consent is not required and is not being solicited in connection with the approval of the action.

In order to eliminate the costs and management time involved in holding a special meeting, and in order to effectuate the Amendment as early as possible in order to accomplish the purposes of the Company, the Board of Directors of the Company decided to utilize the written consent of the Majority Stockholders of the Company.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

The entire cost of furnishing this Information Statement will be borne by the Company. The Company will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith. The Board of Directors has fixed the close of business on January 11, 2007, as the record date (the "Record Date") for the determination of Stockholders who are entitled to receive this Information Statement.

Each share of our common stock entitles its holder to one vote on each matter submitted to the stockholders. However, because the stockholders holding at least a majority of the voting rights of all outstanding shares of capital stock as of the Record Date have voted in favor of the foregoing actions by resolution; and having sufficient voting power to approve such proposals through their ownership of the capital stock, no other consents will be solicited in connection with this Information Statement.

You are being provided with this Information Statement pursuant to Section 14C of the Exchange Act and Regulation 14C and Schedule 14C thereunder, and, in accordance therewith, the forgoing action will not become effective until at least 20 calendar days after the mailing of this Information Statement.

This Information Statement is being mailed on or about January 29, 2007 to all Stockholders of record as of the Record Date.
ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-K and 10-Q (the “1934 Act Filings”) with the Securities and Exchange Commission (the “Commission”). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at 100 F Street, N.E., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”).

The following documents as filed with the Commission by the Company are incorporated herein by reference:

1.	Quarterly Report on Form 10-QSB for the quarter ended August 31, 2006;

2.	Quarterly Report on Form 10-QSB for the quarter ended May 31, 2006; and

3.	Annual Report on Form 10-KSB for the year ended February 28, 2006.

All of these documents which are being incorporated by reference into this 14C.

OUTSTANDING VOTING SECURITIES

As of the date of the Consent by the Majority Stockholders, January 11, 2007, the Company had 17,323,010 shares of Common Stock issued and outstanding, and there were 2,800,000 shares of Series A Preferred Stock issued and outstanding. Each share of outstanding Common Stock is entitled to one vote on matters submitted for Stockholder approval. Preferred Stockholders are not entitled to vote on matters submitted for Stockholder approval.

On January 11, 2007, the holders of 9,034,247 shares representing approximately 52% of the 17,323,010 shares of Common Stock then outstanding executed and delivered to the Company a written consent approving the actions set forth herein. Since the action has been approved by the Majority Stockholders, no proxies are being solicited with this Information Statement.

The NRS provides in substance that unless the Company's articles of incorporation provides otherwise, stockholders may take action without a meeting of stockholders and without prior notice if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following information table sets forth certain information regarding the Company's common stock owned on January 11, 2007, by (i) each who is known by the Company to own beneficially more than 5% of its outstanding Common Stock, (ii) each director and officer, and (iii) all officers and directors as a group:

Names and Address of Directors, Officers and 5% Stockholders	Number of Shares Owned	Percent of Common Stock Owned On January 11, 2007 (1)	Percent of Common Stock After the Conversion of Preferred Stock (2)

Anthony J. Harrison 47 Warriner Gardens London, UK SW11 4 EA	1,110,600 (3)	6.41%	4.85%

Martin Euler P.O. Box 941844 Houston, TX 77094-8844	1,485,600 (4)	8.58%	6.48%

Anthony J.A. Bryan 2525 N. Ocean Blvd Gulf Stream, FL 33483	75,000 (5)	*	*

Paul Barril 207 Bd Pereire Paris, France 75017	75,000 (6)	*	*

Stephanie Powers 10400 Wilshire Blvd. Los Angeles, CA 90024	75,000 (7)	*	*

William Corn 5700 Old Ocean Boulevard Unit H Ocean Ridge, FL 33435	50,000 (8)	*	*

Infomax Co. Ltd. Siutes 2302-3 Great eagle Centre Harbour Road, Wanchai, Hong Kong	1,680,000 (9)	9.70%	7.33%

Walter Jared Frost Jalan Adityawarman No. 40A, Kebayoran Baru Jakarta 12160 Indonesia	1,068,173 (10)	6.16%	4.66%

Wick Trust Limited 556 Hunkins Waterfront Plaza Main Street Charlestown, Nevis, West Indies	1,760,500 (11)	10.16%	7.68%

Vision Opportunity Master Fund, Ltd 20 W 55th St., 5th floor New York, NY 10019	5,500,000 (12)	-	23.99%

Pointe Capital Limited 556 Hunkins Waterfront Plaza Main Street Charlestown, Nevis, West Indies	1,753,472 (13)	10.12%	7.65%

All officers and directors (six persons)	2,871,200	16.57%	12.53%

(1) Applicable percentage of ownership is based on 17,323,010 shares of common stock outstanding as of January 11, 2007, together with applicable options for each shareholder.

(2) Applicable percentage of ownership is based on 22,923,010 shares of common stock outstanding as of January 11, 2007, assuming the conversion of all 2,800,000 shares of outstanding Series A Preferred Stock into 5,600,000 shares of common stock.

(3) Includes 860,600 shares of common stock beneficially owned by Mr. Harrison and 250,000 shares of common stock underlying options that are exercisable as of the date set forth above or within 60 days thereafter.

(4) Includes 860,600 shares of common stock beneficially owned by Mr. Euler and 125,000 shares of common stock underlying options that are exercisable as of the date set forth above or within 60 days thereafter. Also includes 500,000 common shares issued upon conversion of the underlying the 250,000 Series A Preferred Shares purchased in October 2006.

(5) Includes 50,000 shares of common stock beneficially owned by Mr. Bryan and 25,000 shares of common stock underlying options that are exercisable as of the date set forth above or within 60 days thereafter.

(6) Includes 50,000 shares of common stock beneficially owned by Mr. Barril and 25,000 shares of common stock underlying options that are exercisable as of the date set forth above or within 60 days thereafter.

(7) Includes 50,000 shares of common stock beneficially owned by Ms. Powers and 25,000 shares of common stock underlying options that are exercisable as of the date set forth above or within 60 days thereafter.

(8) Includes 50,000 shares of common stock beneficially owned by William Corn.

(9) Includes 600,000 common shares issued upon conversion of the underlying the 300,000 Series A Preferred Shares purchased in October 2006.

(10) Includes 489,672 shares of common stock beneficially owned by Walter Jared Frost as trustee for the benefit of The Frost 1987 Revocable Trust dated 9/11/87, 92,000 shares of common stock underlying warrants that are exercisable as of the date set forth above or within 60 days thereafter, and 486,501 shares of common stock underlying two convertible promissory notes that are convertible as of the date set forth above or within 60 days thereafter.

(11) Includes 860,600 shares of common stock beneficially owned by Wick Trust along with 900,000 common shares issued upon conversion of the underlying the 450,000 Series A Preferred Shares purchased in October 2006..

(12) Includes 5,500,000 common shares underlying the 2,750,000 Series A Preferred Shares purchased in October 2006 and November 2006.

(13) Includes 753,472 shares of common stock beneficially owned by Pointe Capital Ltd and 1,000,000 common shares issued upon conversion of the underlying the 500,000 Series A Preferred Shares purchased in October 2006.

DISSENTER’S RIGHTS OF APPRAISAL

The Stockholders have no right under the NRS, the Company’s articles of incorporation consistent with above or By-Laws to dissent from any of the provisions adopted as set forth herein.

AMENDMENTS TO THE ARTICLES OF INCORPORATION

The consent of a majority of the voting shares of the Company was given for approving the amendment of the Company’s Articles of Incorporation to increase the number of the Company’s authorized shares of Common Stock from 40,000,000 shares to 100,000,000 shares. The form of Certificate of Amendment that will be filed with the Nevada Secretary of State is attached hereto as Exhibit A. These additional shares will have the same rights, privileges, preferences and restrictions as the Company’s share of common stock which are currently authorized.
AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK.

The Company's Articles of Incorporation, as amended (the "Articles of Incorporation") authorizes the maximum number of shares outstanding at any time shall be forty million (40,000,000) shares of Common Stock with no preemptive rights, $.0001 par value. On January 11, 2007, the Board of Directors approved an amendment to the Articles of Incorporation to authorize one hundred million (100,000,000) shares of Common Stock. Each shares of Common Stock is entitled to one vote. The Board of Directors is authorized to fix the number of shares of and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock. These additional shares will have the same rights, privileges, preferences and restrictions as the Company’s shares of common stock which are currently authorized. On January 11, 2007, the holders of a majority of the outstanding shares of Common Stock approved the amendment by written consent.

The general purpose and effect of the amendment to the Company's Articles of Incorporation is to authorize 60,000,000 additional shares of Common Stock. The Board of Directors believes it is in the best interest of the Company to have the additional shares of Common Stock to be issued pursuant to the Company in accordance with the Series A Convertible Preferred Stock Purchase Agreement as set forth below. If the Board of Directors deems it to be in the best interests of the Company and the Stockholders to issue additional shares of Common Stock in the future from authorized shares, the Board of Directors generally will not seek further authorization by vote of the Stockholders, unless such authorization is otherwise required by law or regulations.

From October through December, Astrata Group Incorporated (the "Company") entered into a Series A Convertible Preferred Stock Purchase Agreement (the "Stock Purchase Agreement") with Vision Opportunity Master Fund, Ltd., Martin Euler, Pointe Capital Limited, Infomax Company Limited, Wick Trust Limited, and Seth Mankin (collectively, the "Investors"). Under the terms of the Stock Purchase Agreement, the Investors purchased an aggregate of (i) $4,300,000 of Series A Convertible Preferred Stock (the "Series A Preferred Shares") and (ii) warrants to purchase a total of 26,650,000 shares of our common stock (the "Warrants").

The Company intends to use the proceeds for working capital and general corporate purposes. Of the $4,300,000 already raised, $2,750,000 of this funding was provided by Vision Opportunity Master Fund, Ltd., $50,000 was provided by Seth Mankin and the balance of $1,500,000 was from the conversion of existing debt provided to the Company by its founding shareholders including Martin Euler, the Company's Chief Executive Officer. This private placement was undertaken by the Company with Westminster Securities Corporation acting as placement agent.

In connection with this offering, the Company issued to the Investors a total of 4,300,000 Series A Preferred Shares which are convertible into shares of the Company's Common Stock on the basis of two shares of Common Stock for each share of Series A Convertible Preferred Stock. The purchase price in this private placement was $1.00 for each share of Series A Convertible Preferred Stock. As of January 11, 2007, 1,500,000 Series A Preferred Shares have been converted into 3,000,000 shares of Common Stock.

In addition, the Company issued the following Warrants:

1. 6,450,000 A Warrants with an exercise price of $1.00 per share;
2. 6,450,000 B Warrants with an exercise price of $1.50 per share;
3. 4,125,000 C Warrants with an exercise price of $1.00 per share;
4. 4,125,000 D Warrants with an exercise price of $1.50 per share;
5. 5,500,000 J Warrants with an exercise price of $.50 per share;

The A, B, C and D Warrants all have an exercise period of five years and the J Warrant has an exercise period of one year. Exercise of the J Warrant is a precondition to the exercise of the C and D Warrants. The warrants are exercisable in cash, representing a potential of $29,187,500 in additional proceeds which could bring the gross value of this issuance to approximately $33,487,500, assuming all of the warrants are fully exercised in cash. The warrants provide for cashless exercise under certain circumstances.

Simultaneously with this financing, the Company renegotiated its outstanding Callable Secured Convertible Notes issued to affiliates of the NIR Group ("NIR") for a total of $1,750,000 with an immediate payment of $550,000 and promissory notes for three further payments of $400,000 per quarter. In addition, NIR has agreed to accept 500,000 common shares of the Company's common stock as settlement for all liquidated damages under the outstanding Convertible Notes and related documents. In addition, NIR retained the 480,000 warrants that were previously issued to it.

Neither the Series A Convertible Preferred Stock, any of the Warrants, the shares of common stock underlying the Series A Convertible Preferred Stock, nor the common stock to be issued upon exercise of the warrants have been registered under the Securities Act of 1933. Accordingly, these shares and warrants may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. The Company has agreed to file a registration statement covering resale by the investors of the shares of common stock underlying the Series A Convertible Preferred Stock and the shares of common stock to be issued upon exercise of the warrants as well as the shares of common stock and shares underlying the warrants held by NIR. We must file the registration statement within thirty (30) days from the closing date of the funding or we may be subject to penalty provisions. There are also penalty provisions for us should the filing not be declared effective by the SEC within 120 days from the closing date of the funding.
We have no other plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized shares of common stock for the above mentioned purposes.

EFFECTIVE DATE OF AMENDMENTS

Pursuant to Rule 14c-2 under the Exchange Act, the effective date of the action stated herein, shall not occur until a date at least twenty (20) days after the date on which this Information Statement has been mailed to the Stockholders. The Company anticipates that the actions contemplated hereby will be effected on or about the close of business on February 19, 2007.

By Order of the Board of Directors By: /s/ Anthony Harrison ANTHONY HARRISON Chairman